Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Employment Inducement Stock Award for Dilip Singh, granted July 1, 2010, of our report dated March 16, 2010, except for Notes 1, 3 and 21, as to which the date is April 6, 2010, with respect to the consolidated financial statements of MRV Communications, Inc., and our report dated March 16, 2010, except for the effects of the material weakness described in the fifth paragraph, as to which the date is April 6, 2010, with respect to the effectiveness of internal control over financial reporting of MRV Communications, Inc., included in its Annual Report (Form 10-K/A) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Los Angeles, California	/s/ Ernst & Young LLP

August 17, 2010